Exhibit 10.1

FORM OF TIME-SHARING AGREEMENT

This _________ Time-Sharing Agreement (the "Agreement") is made and entered into effective as of ________, 20__ (the "Effective Date"), by and between [INSERT PROLOGIS ENTITY], a ____________ ("Lessor") and Hamid R. Moghadam, an individual ("Lessee"), and is made and entered into with reference to the following facts and objectives:

RECITALS

A.WHEREAS, Lessor is in rightful possession of those certain aircraft identified as a ________ aircraft, Serial Number ______, U.S. Registration Number ______ with its avionics, equipment, components, accessories, instruments and other items installed in or attached to each airframe, the engines, together with all spare parts, manuals and log books carried on board and including any replacement part(s) or engine(s) which may be installed on each Aircraft from time to time, and all logs, manuals and other records relating to such Aircraft (collectively, the "Aircraft"); and

B.WHEREAS, Lessor has heretofore engaged a fully qualified flight crew to operate the Aircraft; and

C.WHEREAS, Lessee desires to lease said Aircraft and flight crew from Lessor on a time-sharing basis, as defined in Section 91.501(c)(1) of the Federal Aviation Regulations ("FAR").

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein set forth, Lessor and Lessee agree as follows:

1.Lease of Aircraft; Term of Lease.  Lessor agrees to lease the Aircraft to Lessee pursuant to the provisions of FAR 91.501(c)(1) and to provide a fully qualified flight crew for all operations for the period commencing on the Effective Date of this Agreement and terminating on the date that is twelve (12) months subsequent thereto.  At the end of the initial twelve (12) month term, this Agreement shall be automatically renewed for successive terms of twelve (12) months each.  Either party may terminate this Agreement at any time, by giving thirty (30) days written notice to the other party of their election to terminate the Agreement.

2.Lessee's Payment Obligations.  Lessee shall pay Lessor for each flight conducted under this Agreement the aggregate incremental cost of each specific flight.  Such cost shall in no event exceed the sum of the following expenses authorized by FAR Part 91.501(d);

A.	Fuel, oil, lubricants, and other additives;

B.	Travel expenses of the crew, including food, lodging and ground transportation;

C.	Hangar and tie down costs away from the Aircraft’s base of operation;

D.	Insurance obtained for the specific flight;

E.	Landing fees, airport taxes and similar assessments including, but not limited to IRC Section 4261 and related excise taxes;

F.	Customs, foreign permit, and similar fees directly related to the flight;

G.	In-flight food and beverages;

H.	Passenger ground transportation;

I.	Flight planning and weather contract services; and

J.	An additional charge equal to 100% of the expenses listed in subparagraph (A) of this paragraph.

3.Invoicing for Flights.  Lessor will pay all expenses related to the operation of the Aircraft when incurred, and will provide, or contract with third parties to provide, an invoice to Lessee for the incremental cost of each specific flight.  Lessee shall pay Lessor for said expenses within thirty (30) days of receipt of the invoice therefor (or as otherwise agreed between Lessor and Lessee).

4.Request for Flights by Lessee. Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible.  Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties.  In addition to the proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight at some time prior to the scheduled departure time, as required by the Lessor or Lessor’s flight crew:

A.proposed departure point;

B.destination;

C.date and time of flight;

D.the number of anticipated passengers;

E.the nature and extent of luggage and/or cargo to be carried, if and as required;

F.the date and time of return flight, if any; and

G.any other information concerning the proposed flight that may be pertinent or required by Lessor or Lessor’s flight crew.

5.Scheduling Flights.  Lessor shall have final authority over the scheduling of the Aircraft, provided, however, that Lessor will use its reasonable efforts to accommodate Lessee’s needs and to avoid conflicts in scheduling.

6.Maintenance of Aircraft.  Lessor shall be solely responsible for arranging for the performance of all scheduled and unscheduled maintenance or preventive maintenance and shall cause to be performed all required or necessary inspections on the Aircraft, and shall take all such requirements into account in scheduling the Aircraft.  No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.  The pilot in command shall have final and complete authority to cancel any flight for any reason or condition, which in his or her judgment would compromise the safety of the flight.

7.Flight Crew.  Lessor shall contract with others to employ, pay for and provide to Lessee, a qualified flight crew for each flight undertaken under this Agreement.

8.Safety of Flights.  In accordance with applicable FAR, the qualified flight crew provided by Lessor will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder.  Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action, which in the considered judgment of the pilot in command is necessitated by considerations of safety.  No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Lessee or any other person.  The parties further agree that Lessor shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

9.Insurance.  Lessor shall cause Lessee to be added as an additional named insured with respect to the insurance coverage that is currently in place for the Aircraft, provided, however, that the cost of such addition to the insurance coverage, if any, shall be borne by Lessee.

10.Representations of Lessee.  Lessee warrants that during the term of this Agreement:

A.He shall use the Aircraft for and on account of his own business only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

B.He shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien;

C.He shall abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time-sharing Lessee;

D.He shall not violate, and shall not permit any of his employees, agents, or guests to violate, any applicable law, regulation or rule of the United States, and state, territory of local authority, or any foreign government or subdivision thereof, and shall not bring or cause to be brought or carried on board the Aircraft, or permit any employee, agent or guest to bring or cause to be brought or carried on board the Aircraft, any contraband or unlawful articles or substance in any jurisdiction into or over which the Aircraft is to operate on its behalf.

E.He shall, and he shall cause his employees, agents and guests to, comply with all lawful instructions and procedures of Lessor and its agents and employees regarding the Aircraft, its operation or flight safety.

F.That his discretion in determining the origin and destination of flights under this Agreement shall at all times be subject to the following:

(i) such origin and destination, and the routes to reach such origin and destination, are not within or over (a) an area of hostilities, (b) an area excluded from coverage under the insurance policies maintained by Lessor with respect to the Aircraft, or (c) a country or jurisdiction for which exports or transactions are subject to specific restrictions under any United States export or other law or United Nations Security Council Directive, including without limitation, the Trading With the Enemy Act, 50 U.S.C. App. Section 1 et seq. and International Emergency Economic Powers Act, 50 U.S.C. App. Sections 1700 et seq. and the Export Administration Act, 50 U.S.C. Sections 2401 et. seq.;

(ii) any flights proposed or conducted shall not cause (a) the Aircraft or any part thereof to be used predominately outside the United States within the meaning of the Section 168(g)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or fail to be operated to and from the United States within the meaning of Section 168(g)(4)(A) of the Code; or (b) any item of income, gain, deduction, loss or credit with respect to the transactions contemplated by this Agreement to be treated as derived from, or allocable to, sources without the United States within the meaning of Section 862 of the Code;

(iii) any proposed flight shall not require the flight crew to exceed any flight or duty time limitations that Lessor imposes on its flight crews; and

(iv) the safety of flight shall not be jeopardized.

11.OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT LESSOR SHALL HAVE AND MAINTAIN SOLE OPERATIONAL CONTROL OF THE AIRCRAFT AND EXCLUSIVE POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A "TIME SHARING AGREEMENT" AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR.  LESSOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF LESSEE PURSUANT TO THIS AGREEMENT.

12.Taxes. Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, any taxes which may be assessed or levied as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee. Without limiting the generality of the foregoing, Lessee and Lessor specifically acknowledge that all of Lessee's flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code, regardless of whether any such flight is considered "noncommercial" under the FAR.  Lessee shall remit to Lessor all such taxes together with each payment made pursuant to Paragraph 3 above.

13.No Assignment.  Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

14.Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws provisions.

15.TRUTH IN LEASING STATEMENT

LESSOR CERTIFIES THAT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS LEASE, THE AIRCRAFT, A _________, CURRENTLY REGISTERED WITH THE FEDERAL AVIATION ADMINISTRATION AS ____________, HAVE EACH BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.

THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.  DURING THE DURATION OF THIS LEASE, LESSOR IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE "INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS" ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement.

LESSOR:

_____________________,

a __________________,

By: ___________________

Name:Date and Time of Execution

Title:

LESSEE:

By: _______________________

Hamid R. Moghadam Date and Time of Execution

INSTRUCTIONS FOR COMPLIANCE WITH "TRUTH IN LEASING"

REQUIREMENTS

1.Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease.

2.Within 24 hours after execution of this lease, mail a copy to the following address via certified mail, return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

Attn: Technical Services

P.O. Box 25724

Oklahoma City, Oklahoma 73125

3.	Carry a copy of the lease in the aircraft at all times.

PLEASE NOTE:

Federal Excise Tax must be collected on the hourly cost of each flight conducted under the Time Sharing Agreement, and remitted to the Federal Government.